SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive

Waco, Texas 76712

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2006, FirstCity Financial Corporation (“FirstCity”) and Bank of Scotland, as agent for the lenders, entered into an Amendment No. 5 to Revolving Credit Agreement, dated as of December 14, 2006 (the “Amendment”).  The Amendment amended the existing $96,000,000 revolving credit facility entered into on November 12, 2004, to (i) increase the borrowing base availability from 60% to 70%, and (ii) to increase the margin for LIBOR loans from 2.25% to 2.50% at any time that the loan to value ratio is greater than 1.20 to 2.00.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Nature of Material Relationship with Bank of Scotland

FirstCity has had a significant relationship with Bank of Scotland and The Governor and The Company of the Bank of Scotland (“BoS-UK”) and their subsidiaries since September 1997. FirstCity and its wholly-owned subsidiaries have entered into loan agreements with Bank of Scotland and its affiliates, BoS (USA) Inc. and BoS-UK, from time to time since 1997.

Since December 2002, the Bank of Scotland has provided a loan facility to FirstCity consisting of (i) a revolving acquisition loan facility providing for a maximum principal balance of loans outstanding at any time of $45,000,000, and (ii) a revolving loan facility in the maximum principal amount of $5,000,000 for corporate purposes. These facilities were secured by all of the assets of FirstCity and certain of its wholly-owned subsidiaries. The outstanding balances under those facilities were converted to loans under the revolving credit agreement between FirstCity and the Bank of Scotland dated November 12, 2004, which is being amended by the Amendment.

On August 26, 2005, FH Partners, L.P., an indirect wholly-owned affiliate of FirstCity, and Bank of Scotland entered into a revolving credit agreement (the “FHP Revolving Credit Agreement”) that provides a $50,000,000 revolving portfolio acquisition facility for FH Partners, L.P., to be secured by all of the assets of FH Partners, L.P. The loan facility is used by FH Partners, L.P. to finance portfolio and asset purchases.  The obligations of FH Partners, L.P. under the FHP Revolving Credit Agreement are guaranteed by FirstCity and the primary wholly-owned subsidiaries of FirstCity.

In December 2002, in connection with an exchange offer to the holders of FirstCity’s New Preferred Stock, BoS-UK provided a non-recourse loan in the amount of $16,000,000 to FirstCity, which was used to pay the cash portion of the exchange offer to the holders of the New Preferred Stock, to pay expenses of the exchange offer and recapitalization, and to reduce FirstCity’s debt to Bank of Scotland and BoS (USA) Inc. (the “Senior Lenders”).  The $16,000,000 loan was secured by a 20% interest in Drive Financial Services LP (“Drive”) (64.51% of FirstCity’s remaining 31% interest in Drive) and other assets of FirstCity Consumer Corporation (“Consumer Corp.”) as were necessary and only to the extent to allow BoS-UK to realize the security interest in the 20% interest in Drive. In connection with the $16,000,000 loan, FirstCity agreed to pay a contingent fee to BoS-UK equal to 20% of all amounts received by FirstCity and Consumer Corp. upon any sale of the 20% interest in Drive or their receipt of any distributions from Drive related to the 20% ownership interest, once such payments exceeded $16,000,000 in the aggregate.  The outstanding principal and accrued interest of $16,003,947 under the $16,000,000 loan was paid by FirstCity in full on November 1, 2004, in connection with the sale of its 31% beneficial interest in Drive.

On November 1, 2004, FirstCity and certain of its subsidiaries completed the sale of a 31% beneficial ownership interest in Drive and its general partner, Drive GP LLC, to IFA Drive GP Holdings LLC (“IFA-GP”), IFA Drive LP Holdings LLC (“IFA-LP”) and Drive Management LP (“MG-LP”) for a total purchase price of $108,478,300 in cash, which resulted in distributions and payments to FirstCity and Consumer Corp. in the aggregate amount of $86,800,000 in cash, from various sources. As is noted above, the proceeds of the sale were used in part to pay indebtedness owed to the Senior Lenders and BoS-UK.

BoS (USA) Inc. owns a warrant to purchase 425,000 shares of FirstCity’s voting Common Stock at $2.3125 per share, which is subject to adjustment in the number of shares in the event of certain changes in the Common Stock, grants of options or issuance of convertible securities by FirstCity or certain corporate changes or reorganizations.  The warrant will expire on August 31, 2010, if it is not exercised prior to that date.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation of the Registrant.

The information described in Item 1.01 herein is hereby incorporated by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

10.1

Amendment No. 5 to Revolving Credit Agreement, dated as of December 14, 2006, among FirstCity Financial Corporation as Borrower and the Lenders named therein, as Lenders, and Bank of Scotland, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: December 19, 2006	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1

Amendment No. 5 to Revolving Credit Agreement, dated as of December 14, 2006, among FirstCity Financial Corporation as Borrower and the Lenders named therein, as Lenders, and Bank of Scotland, as Agent.